Exhibit 1.57

3 May 2021

SUPPLEMENT TO THE MERGER AND LISTING PROSPECTUS – 3 MAY 2021

NOT FOR PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN OR INTO AUSTRALIA, CANADA, HONG KONG, JAPAN, SOUTH AFRICA OR ANY OTHER JURISDICTION WHERE SUCH PUBLICATION OR DISTRIBUTION WOULD VIOLATE APPLICABLE LAWS OR RULES OR WOULD REQUIRE ADDITIONAL DOCUMENTS TO BE COMPLETED OR REGISTERED OR REQUIRE ANY MEASURE TO BE UNDERTAKEN IN ADDITION TO THE REQUIREMENTS UNDER FINNISH LAW. SEE “IMPORTANT INFORMATION” ON PAGES 9-10 BELOW.

This document (the “Supplement”) is a supplement to the merger and listing prospectus dated 23 October 2020 (the “Merger Prospectus”) in respect of the merger of Arcus ASA (“Arcus”) into Altia Plc (“Altia”). The Merger Prospectus has been approved by the Finnish Financial Supervisory Authority (the “FIN-FSA”) as the competent authority under Regulation (EU) 2017/1129 (the “Prospectus Regulation”) on 23 October 2020. The decision number of such approval is FIVA 49/02.05.04/2020. A certificate of approval of this Supplement, with a copy of this Supplement will be notified to the Norwegian Financial Supervision Authority in accordance with the Prospectus Regulation.

The definitions used in this supplement have the same meaning as in the Merger Prospectus, unless otherwise stated. This Supplement constitutes a part of the Merger Prospectus and should be read together therewith.

This Supplement is prepared due to the announcement of Altia’s unaudited business review for the three months ended 31 March 2021 (the “Business Review”) on 28 April 2021.

Consequently, the information contained in the Merger Prospectus is supplemented in the manner set out in this Supplement. The Business Review is hereby incroporated by refence into the Merger Prospectus. The section “Information Incorporated by Reference into this Merger Prospectus” on page 171 of the Merger Prospectus is updated accordingly as presented below.

Supplements to the section “Summary”	3
Supplements to the section “Tiivistelmä”	3
Supplements to the section “Certain Matters”	4
Supplements to the section “Selected Consolidated Financial Information”	4
Supplements to the section “Information on Altia”	7
Supplements to the section “Information Incorporated by Reference into this Merger Prospectus”	8

SUPPLEMENTS TO THE MERGER PROSPECTUS

Supplements to the section “Summary”

Due to the publication of the Business Review, the section of the Merger Prospectus entitled “Summary” is supplemented as follows:

1)	The following text is inserted to replace the first paragraph of the section entitled “Summary – What is the Key Financial Information Regarding the Issuer?” on page 2 of the Merger Prospectus:

The following table presents selected consolidated financial information of Altia as at and for the three months periods ended 31 March 2021 and 31 March 2020, and as at and for the financial years ended 31 December 2020 and 31 December 2019. The selected consolidated financial information presented below has been derived from Altia’s unaudited business review as at and for the three months ended 31 March 2021, including the unaudited comparative financial information for the three months ended 31 March 2020, and Altia’s audited consolidated financial statements as at and for the years ended 31 December 2020 and 31 December 2019, prepared in accordance with IFRS as adopted by the EU, all of which are incorporated by reference into this Merger Prospectus.

2)	The following table is inserted to replace the table contained in the section entitled “Summary – What is the Key Financial Information Regarding the Issuer?” on page 3 of the Merger Prospectus:

	As at and for the three months ended 31 March[2]		As at and for the year ended 31 December
In EUR million, unless otherwise indicated	2021	2020	2020	2019
	(unaudited)		(audited, unless otherwise indicated)
Income statement and statement of comprehensive income
Net sales	71.7	68.2	342.4	359.6
Operating result	0.7	1.0	22.9	25.1
Comparable EBITDA	7.7	5.5	52.4	44.8
Comparable EBITDA margin, %	10.8	8.1	15.31)	12.41)
Result for the period	0.7	1.3	17.8	18.4
Earnings per share (basic and diluted), EUR	0.02	0.04	0.49	0.51
Balance sheet
Total assets	N/A	N/A	455.6	400.2
Total equity	N/A	N/A	156.3	151.2
Net debt	9.4	48.9	-3.91)	28.91)
Statement of cash flows
Net cash flow from operating activities	-0.3	-15.4	56.1	52.6
Net cash flow from investing activities	N/A	N/A	-5.6	-6.0
Net cash flow from financing activities	N/A	N/A	14.6	-23.9
____________________________________

1)  Unaudited.

2) Altia’s unaudited business review as at and for the three months ended 31 March 2021 includes only certain financial information. Financial information not published in the unaudited business review as at and for the three months ended 31 March 2021 is indicated with N/A.

Supplements to the section “Tiivistelmä”

Due to the publication of the Business Review, the section of the Merger Prospectus entitled “Tiivistelmä” is supplemented as follows:

1)	The following text is inserted to replace the first paragraph of the section entitled “Tiivistelmä – Mitkä ovat liikkeeseenlaskijan keskeiset taloudelliset tiedot?” on page 11 of the Merger Prospectus:

Seuraavissa taulukoissa esitetään Altian valikoituja konsernitilinpäätöstietoja 31.3.2021 ja 31.3.2020 päättyneiltä kolmen kuukauden jaksoilta sekä Altian valikoituja konsernitilinpäätöstietoja 31.12.2020 ja 31.12.2019 päättyneiltä tilikausilta. Alla esitettävät valikoidut konsernitilinpäätöstiedot ovat peräisin 31.3.2021 päättyneeltä kolmen kuukauden jaksolta Altian tilintarkastamattomasta liiketoimintakatsauksesta, johon sisältyy vertailutietoina esitetyt tilintarkastamattomat konsernin taloudelliset tiedot 31.3.2020 päättyneeltä kolmen kuukauden jaksolta, ja EU:n käyttöön ottamien IFRS-standardien mukaisesti 31.12.2020 ja 31.12.2019 päättyneiltä tilikausilta laadituista Altian tilintarkastetuista konsernitilinpäätöksistä, jotka asiakirjat on sisällytetty tähän Sulautumisesitteeseen viittaamalla.

2)	The following table is inserted to replace the table contained in the section entitled “Tiivistelmä – Mitkä ovat liikkeeseenlaskijan keskeiset taloudelliset tiedot?” on page 12 of the Merger Prospectus:

	1.1.–31.3. ja 31.3.[2]		1.1.–31.12. ja 31.12.
Milj. euroa, ellei toisin ilmoitettu	2021	2020	2020	2019
	(tilintarkastamaton)		(tilintarkastettu, ellei toisin ole ilmoitettu)
Tuloslaskelma ja laaja tuloslaskelma
Liikevaihto	71,7	68,2	342,4	359,6
Liiketulos	0,7	1,0	22,9	25,1
Vertailukelpoinen käyttökate	7,7	5,5	52,4	44,8
Vertailukelpoinen käyttökateprosentti	10,8	8,1	15,31)	12,41)
Kauden tulos	0,7	1,3	17,8	18,4
Osakekohtainen tulos (laimentamaton ja laimennusvaikutuksella oikaistu), euroa	0,02	0,04	0,49	0,51
Tase
Varat yhteensä	N/A	N/A	455,6	400,2
Oma pääoma yhteensä	N/A	N/A	156,3	151,2
Nettovelka	9,4	48,9	-3,91)	28,91)
Rahavirtalaskelma
Liiketoiminnan nettorahavirta	-0,3	-15,4	56,1	52,6
Investointien nettorahavirta	N/A	N/A	-5,6	-6,0
Rahoituksen nettorahavirta	N/A	N/A	14,6	-23,9
____________________________________

1)  Tilintarkastamaton.

2) Altian tilintarkastamaton liiketoimintakatsaus 31.3.2021 päättyneeltä kolmen kuukauden jaksolta sisältää vain tiettyjä taloudellisia tietoja. Taloudelliset tiedot, joita ei ole julkaistu tilintarkastamattomassa liiketoimintakatsauksessa 31.3.2021 päättyneeltä kolmen kuukauden jaksolta, on merkitty tunnisteella N/A.

Supplements to the section “Certain Matters”

Due to the publication of the Business Review, the section of the Merger Prospectus entitled “Certain Matters – Presentation of Financial and Certain Other Information” is supplemented as follows:

1)	The following text is inserted to replace the section entitled “Certain Matters - Presentation of Financial and Certain Other Information – Historical Financial Information of Altia” on page 52 of the Merger Prospectus:

Historical Financial Information of Altia

The financial information of Altia included in this Merger Prospectus has been derived from Altia’s unaudited business review as at and for the three months ended 31 March 2021, including the unaudited comparative financial information for the three months ended 31 March 2020, and Altia’s audited consolidated financial statements as at and for the years ended 31 December 2020 and 31 December 2019, prepared in accordance with IFRS as adopted by the EU, both of which are incorporated by reference into this Merger Prospectus.

Supplements to the section “Selected Consolidated Financial Information”

Due to the publication of the Business Review, the section of the Merger Prospectus entitled “Selected Consolidated Financial Information” is supplemented as follows:

1)	The following texts are inserted to replace the first and the second paragraphs of the section entitled “Selected Consolidated Financial Information – Selected Consolidated Financial Information of Altia” on page 76 of the Merger Prospectus:

The following tables present selected consolidated financial information of Altia as at and for the three months periods ended 31 March 2021 and 31 March 2020, and as at and for the financial years ended 31 December 2020 and 31 December 2019. The selected consolidated financial information presented below has been derived from Altia’s unaudited business review as at and for the three months ended 31 March 2021, including the unaudited comparative financial information for the three months ended 31 March 2020, and Altia’s audited consolidated financial statements as at and for the years ended 31 December 2020 and 31 December 2019, prepared in accordance with IFRS as adopted by the EU, all of which are incorporated by reference into this Merger Prospectus.

The selected consolidated financial information provided herein should be read together with “Certain matters – Presentation of Financial and Certain Other Information” and Altia’s audited consolidated financial statements as at and for the years ended 31 December 2020 and 31 December 2019 and unaudited business review as at and for the three months ended 31 March 2021 incorporated by reference into this Merger Prospectus.

2)	The following tables are inserted to replace the corresponding tables contained in the section entitled “Selected Consolidated Financial Information – Selected Consolidated Financial Information of Altia” on pages 80 and 82 of the Merger Prospectus:

Consolidated Segment Information

	For the three months ended 31 March		For the year ended 31 December
	2021	2020	2020	2019
In EUR million	(unaudited)	(unaudited)	(audited)	(audited)

Net sales, external
Finland & Exports	23.0	23.8	117.2	128.6
Scandinavia	24.2	22.0	123.9	120.7
Altia Industrial	24.5	22.4	101.2	110.2
Group net sales, external	71.7	68.2	342.4	359.6

Comparable EBITDA
Finland & Exports	3.5	2.8	19.8	20.6
Scandinavia	1.7	-0.1	14.2	12.1
Altia Industrial	2.1	2.2	17.9	11.4
Other	0.4	0.7	0.5	0.7
Group comparable EBITDA	7.7	5.5	52.4	44.8
Total items affecting comparability	-3.2	-0.1	-12.1	-1.7
Group EBITDA	4.6	5.4	40.3	43.1
Depreciation, amortisation and impairment	-3.9	-4.4	-17.4	-17.9
Group operating result	0.7	1.0	22.9	25.1

Financial Key Figures

	As at and for the three months ended 31 March[2]		As at and for the year ended 31 December
	2021	2020	2020	2019
In EUR million, unless otherwise indicated	(unaudited)	(unaudited)	(unaudited, unless otherwise indicated)	(unaudited, unless otherwise indicated)
Net sales	71.7	68.2	342.41)	359.61)
Comparable EBITDA	7.7	5.5	52.41)	44.81)
Comparable EBITDA margin, %	10.8	8.1	15.3	12.4
EBITDA	4.6	5.4	40.31)	43.11)
EBITDA margin, %	6.4	8.0	11.8	12.0
Comparable operating result (EBIT)	3.9	1.1	35.0	26.8
Comparable operating margin, %	5.4	1.6	10.2	7.5
Operating result	0.7	1.0	22.91)	25.11)
Result before taxes	N/A	N/A	21.31)	24.61)
Result for the period	0.7	1.3	17.81)	18.41)
Items affecting comparability	-3.2	-0.1	-12.11)	-1.71)
Cash and cash equivalents	N/A	N/A	130.71)	64.21)
Total equity	N/A	N/A	156.31)	151.21)
Borrowings	N/A	N/A	116.1	82.6
Invested capital	N/A	N/A	272.4	233.8
Return on equity (ROE), %	N/A	N/A	11.6	12.2
Return on invested capital (ROI), %	N/A	N/A	7.7	8.5
Net debt	9.4	48.9	-3.9	28.9
Gearing, %	6.5	33.2	-2.5	19.1
Equity ratio, %	33.0	34.7	34.3	37.8
Net cash flow from operating activities	-0.3	-15.4	56.11)	52.61)
Net debt / Comparable EBITDA	0.2	1.1	-0.1	0.6
Earnings / share (Basic and diluted), EUR	0.02	0.04	0.491)	0.511)
Equity / share, EUR	N/A	N/A	4.33	4.18
Number of outstanding shares at the end of the period (1,000 shares)	N/A	N/A	36,140,485	36,140,485
Average number of personnel	640	642	650	682

__________________________________

1) Audited.

2) Altia’s unaudited business review as at and for the three months ended 31 March 2021 includes only certain financial information. Financial information not published in the unaudited business review as at and for the three months ended 31 March 2021 is indicated with N/A.

Reconciliation of Alternative Performance Measures

	For the three months ended 31 March		For the year ended 31 December
	2021	2020	2020	2019
In EUR million, unless otherwise indicated	(unaudited)	(unaudited)	(unaudited, unless otherwise indicated)	(unaudited, unless otherwise indicated)
Items affecting comparability
Net gains or losses from business and assets disposals	-	-	-	0.1
Costs for closure of business operations and restructurings	-	-0.1	-0.3	-0.2
Major corporate projects
Costs related to the closed voluntary pension scheme	-	-	-0.5	-1.6
Costs related to the merger of Altia and Arcus	-3.2	-	-11.4	-
Total items affecting comparability	-3.2	-0.1	-12.11)	-1.71)

Comparable EBITDA
Operating result	0.7	1.0	22.91)	25.11)
Less:
Depreciation, amortisation and impairment	3.9	4.4	17.41)	17.91)
Total items affecting comparability	3.2	0.1	12.11)	1.71)
Comparable EBITDA	7.7	5.5	52.41)	44.81)
% of net sales	10.8	8.1	15.3	12.4

Comparable EBIT
Operating result	0.7	1.0	22.91)	25.11)
Less:
Total items affecting comparability	3.2	0.1	12.11)	1.71)
Comparable EBIT	3.9	1.1	35.0	26.8
% of net sales	5.4	1.6	10.2	7.5
__________________________________ 1) Audited.

Supplements to the section “Information on Altia”

Due to the publication of the Business Review, the section of the Merger Prospectus entitled “Information on Altia” is supplemented as follows:

1)	The following texts and tables are inserted to replace the tables contained in the section entitled “Information on Altia – Business of Altia – Overview of the Business” on pages 102–103 of the Merger Prospectus:

The following table presents a selection of Altia’s key performance indicators for the three months ended 31 March 2021 and 31 March 2020, and for the years ended 31 December 2020 and 31 December 2019. See “Certain matters – Presentation of Financial and Certain Other Information – Historical Financial Information of Altia” and “Selected Consolidated Financial Information – Selected Consolidated Financial Information of Altia – Financial key figures” for further information on the calculation of Altia’s key performance indicators.

	For the three months ended 31 March		For the year ended 31 December
	2021	2020	2020	2019
In EUR million, unless otherwise indicated	(unaudited)	(unaudited)	(audited, unless otherwise indicated)	(audited, unless otherwise indicated)
Net sales	71.7	68.2	342.4	359.6
Operating result	0.7	1.0	22.9	25.1
Comparable EBITDA2)	7.7	5.5	52.4	44.8
Comparable EBITDA, %2)	10.8	8.1	15.31)	12.41)

__________________________________

1) Unaudited.

2) Alternative performance measure. See “Selected Consolidated Financial Information – Selected Consolidated Financial Information of Altia – Reconciliation of Alternative Performance Measures”.

The following table presents external net sales of Altia by business segment for the three months ended 31 March 2021 and 31 March 2020, and for the years ended 31 December 2020 and 31 December 2019.

	For the three months ended 31 March		For the year ended 31 December
	2021	2020	2020	2019
In EUR million, unless otherwise indicated	(unaudited)	(unaudited)	(audited)	(audited)
Finland & Exports	23.0	23.8	117.2	128.6
Scandinavia	24.2	22.0	123.9	120.7
Altia Industrial	24.5	22.4	101.2	110.2
Total	71.7	68.2	342.4	359.6

The following table presents Altia’s net sales by product category for the three months ended 31 March 2021 and 31 March 2020, and for the years ended 31 December 2020 and 31 December 2019.

	For the three months ended 31 March		For the year ended 31 December
	2021	2020	2020	2019
In EUR million	(unaudited)	(unaudited)	(audited)	(audited)
Spirits	26.0	24.4	119.1	121.3
Wine	20.7	20.9	119.5	124.9
Other beverages	0.5	0.5	2.5	3.1
Industrial products and services	24.5	22.4	101.2	110.2
Total	71.7	68.2	342.4	359.6

Supplements to the section “Information Incorporated by Reference into this Merger Prospectus”

Due to the publication of the Business Review, the section of the Merger Prospectus entitled “Information Incorporated by Reference into this Merger Prospectus” is supplemented as follows:

1)	The following text is inserted as the first bullet point under the section “Documents Incorporated by Reference into this Merger Prospectus – Altia”:

•	Altia’s unaudited business review as at and for the three months ended 31 March 2021;

IMPORTANT INFORMATION

In a number of jurisdictions, in particular in Australia, Canada, Hong Kong, Japan and South Africa, the distribution of this Supplement may be subject to restrictions imposed by law (such as registration, admission, qualification and other regulations). No Merger Consideration Shares have been, or will be, registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) or the securities laws of any state of the United States (as such term is defined in Regulation S under the U.S. Securities Act) and may not be offered, sold or delivered, directly or indirectly, in or into the United States absent registration, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act and in compliance with any applicable state and other securities laws of the United States. This Supplement does not constitute an offer to sell or solicitation of an offer to buy any of the shares in the United States. In addition to Finland, Norway and the United States, no action has been or will be taken by Altia or Arcus to permit the possession or distribution of the Supplement (or any other offering or publicity materials or application form(s) relating to the Merger) in any jurisdiction where such distribution may otherwise lead to a breach of any law or regulatory requirement. Altia advises persons into whose possession this Supplement comes to inform themselves of and observe all possible applicable restrictions. The Merger Consideration Shares will be offered and sold in the United States in connection with the Merger in reliance upon the exemption from the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder, see “Notice to Shareholders in the United States” below.

Neither the Supplement, any notification nor any other merger material may be distributed or published in any jurisdiction except under circumstances that will result in compliance with any applicable laws and regulations. Neither Altia, Arcus nor financial advisors of Altia and Arcus accept any legal responsibility for persons who have obtained the Supplement in violation of these restrictions, irrespective of whether these persons are prospective recipients of the Merger Consideration Shares. No actions have been taken to register or qualify the Merger Consideration Shares for public offer in any jurisdiction other than Finland, Norway and the United States.

Any disputes arising in connection with this Supplement will be settled exclusively by a court of competent jurisdiction in Finland. Investors must not construe the contents of this Supplement as legal, investment or tax advice. Each investor should consult such investor’s own counsel, accountant or business advisor as to legal, investment and tax advice and related matters pertaining to the Merger.

Nordea Bank Abp is acting exclusively for Altia in connection with the Merger and for no one else and will not be responsible to anyone other than Altia for providing the protections afforded to its clients or for providing advice in relation to the Merger. ABG Sundal Collier ASA is acting exclusively for Arcus in connection with the Merger and for no one else and will not be responsible to anyone other than Arcus for providing the protections afforded to its clients or for providing advice in relation to the Merger.

Notice to Shareholders in the United States

The Merger Consideration Shares have not been, and will not be, registered under the U.S. Securities Act and are being issued in reliance on the exemption from registration set forth in Rule 802 under the U.S. Securities Act. Altia is a Finnish company and Arcus is a Norwegian company. The Merger, including the information distributed in connection with the Merger and the related shareholder votes, is subject to disclosure, timing and procedural requirements of a non-U.S. country, which are different from those of the United States. The financial information included or referred to in this Supplement has been prepared in accordance with IFRS, which may not be comparable to the accounting standards, financial statements or financial information of U.S. companies or applicable in the United States.

It may be difficult for U.S. shareholders of Arcus to enforce their rights and any claim they may have arising under U.S. federal or state securities laws, since Altia and Arcus are not located in the United States, and all or some of their officers and directors are residents of non-U.S. jurisdictions. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. U.S. shareholders of Arcus may not be able to sue Altia or Arcus or their respective officers and directors in a non-U.S. court for violations of U.S. laws, including federal securities laws, or at the least it may prove to be difficult to evidence such claims. Further, it may be difficult to compel Altia or Arcus and their affiliates to subject themselves to the jurisdiction of a U.S. court. In addition, there is substantial doubt as to the enforceability in a foreign country in original actions, or in actions for the enforcement of judgments of U.S. courts, based on the civil liability provisions of the U.S. federal securities laws.

Arcus’ shareholders should be aware that Altia is prohibited from purchasing Arcus’ shares otherwise than under the Merger, such as in open market or privately negotiated purchases, at any time during the pendency of the Merger under the Merger Plan.

The Merger Consideration Shares have not been and will not be listed on a U.S. securities exchange or quoted on any inter-dealer quotation system in the United States. Neither Altia nor Arcus intends to take any action to facilitate a market in the Merger Consideration Shares in the United States. The Merger Consideration Shares have not been approved or disapproved by the U.S. Securities and Exchange Commission, any state securities commission in the United States or any other regulatory authority in the United States, nor have any of the foregoing authorities passed comment upon, or endorsed the merit of, the Merger or the adequacy of this document. Any representation to the contrary is a criminal offence in the United States.

Notice to Shareholders in the United Kingdom

This Supplement is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 43 of the Financial Promotion Order (for example as shareholders in Arcus entitled to receive the merger consideration shares pursuant to the Norwegian Public Limited Liability Companies Act of 13 June 1997 No. 45, (iii) are persons falling within Article 49(2)(a) to (d) ("high net worth companies, unincorporated associations etc.") of the Financial Promotion Order, (iv) are outside the United Kingdom, or (v) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the Merger Consideration Shares may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as "Relevant Persons"). This Supplement is directed only at Relevant Persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to Relevant Persons and will be engaged in only with Relevant Persons.

Notice to Shareholders in the European Economic Area

This Supplement has been prepared on the basis that any offer of the Merger Consideration Shares in any Member State of the European Economic Area (“EEA”) other than offers (the “Permitted Public Offers”) which are made prior to the Effective Date, and which are contemplated in the Supplement in Finland or Norway once the Supplement has been approved by the competent authority in Finland and published in accordance with the Prospectus Regulation, and in respect of which Altia has consented in writing to the use of the Supplement, will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the Merger Consideration Shares. Accordingly any person making or intending to make an offer in that Member State of the Merger Consideration Shares which are the subject of the offer contemplated in this

Merger Prospectus, other than the Permitted Public Offers, may only do so in circumstances in which no obligation arises for Altia to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, in each case, in relation to such offer. Altia has not authorised, nor does it authorise, the making of any offer (other than Permitted Public Offers) of the Merger Consideration Shares in circumstances in which an obligation arises for Altia to publish or supplement a prospectus for such offer.

In relation to each Member State of the EEA, with effect from and including 21 July 2019 (the “Prospectus Regulation Applicability Date”) no offer has been made and will not be made (other than a Permitted Public Offer) of the Merger Consideration Shares which are the subject of the offering contemplated by this Supplement to the public in that Member State, except that, with effect from and including the Prospectus Regulation Applicability Date, an offer of such Merger Consideration Shares is made to the public in that Member State:

a) to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), as permitted under the Prospectus Regulation, subject to obtaining the prior consent of Altia for any such offer; or

c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no offer of the Merger Consideration Shares is made which would require Altia to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

In this section, the expression an offer of the Merger Consideration Shares to the public in relation to any Merger Consideration Shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Merger Consideration Shares to be offered so as to enable an investor to decide to purchase or subscribe to the Merger Consideration Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Regulation in that Member State.

The expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended), and includes any relevant implementing measure in the EEA Member State concerned.